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The Board of Directors
HMA Enterprises, Inc.:



We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Houston, Texas

July 8, 1996